Exhibit 10.22
IDEXX LABORATORIES, INC.
Executive Incentive Plan
Summary of Bonus Determination Process
As of Performance Year beginning 1/1/2021
Overview
Annual performance-based cash bonuses are paid to the individuals of the Executive Team, pursuant to our Executive Incentive Plan (the “Executive Incentive Plan”), which program is adopted by the Compensation Committee historically in February of each year for application to the bonus opportunities of that calendar year. The Executive Team for this purpose includes the Chief Executive Officer and certain other executive officers of the Company as designated by the Compensation Committee. Under the Executive Incentive Plan, the amount of each participating executive’s annual performance-based cash bonus is determined based on the overall performance factor, calculated in accordance with the description below.

Generally, in connection with the establishment of the performance goals under the Executive Incentive Plan relevant for that particular year, the Compensation Committee also determines, for each participant, the target annual performance-based cash bonus amount for that year, based on a percentage of the participant's annual base salary. The Compensation Committee may also determine, for each participant who commences employment with the Company, or is promoted in any year, the target annual performance-based cash bonus amount for such participant for that year, which may be prorated in the discretion of the Compensation Committee. The Compensation Committee may also limit the maximum amount of the annual performance-based cash bonus payable to any participant to 200% of the participant’s target bonus amount, and historically has done so.

The amount of the annual performance-based cash bonus payable to each participant under the Executive Incentive Plan is determined based upon that participant’s target bonus amount multiplied by an overall performance factor that is calculated using factors having the respective weights as determined by the Compensation Committee in its sole discretion at the time the factors are determined in February of each year, including:

•	A financial performance factor (determined by measuring Company performance against specific financial metrics selected by the Compensation Committee); and

•	A non-financial performance factor (determined by measuring the Company’s achievement of non-financial performance goals approved by the Compensation Committee that are focused on strengthening and positioning the Company for sustained future growth and profitability.

Financial Performance Factor
The financial metrics used to calculate the financial performance factor are established annually by the Compensation Committee. These factors may include any one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures: earnings before interest, taxes, depreciation and amortization (EBITDA), net cash provided by operating activities, free cash flow, earnings per share, earnings per share from continuing operations, operating income, net income, revenues, organic revenues, gross profit, operating margins, gross margins, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return, growth rates, cost control, strategic initiatives, market share, product development, before- or after-tax income, attainment by a share of the Company’s common stock of a specified fair market value for a specified period, price-to-earnings growth or return on invested capital of the Company or a subsidiary, affiliate or division of the Company for or within which the Participant is primarily employed, or any other objective measure as deemed appropriate by the Compensation Committee. Metrics may each be weighted in the determination of the Compensation Committee at the time the metrics are determined in February of each year.

Each of the chosen metrics is subject to a rating calculated on a sliding scale, ranging from 50% to 180% (with no payout below threshold performance), using that year’s approved budget goal for the applicable metric as 100% of target payout.

Non-Financial Performance Factor

The non-financial performance factor is determined by the Compensation Committee by measuring achievement of annual goals approved by the Compensation Committee and intended to strengthen the business to support long-term performance. Metrics utilized for this factor may include items such as implementation of certain operational initiatives, achievement in advancing functionality of business systems, execution of key management initiatives, goals focused on identified key business strategies, human capital management initiatives or other organizational support activities.

Overall and Individual Performance Factors
In accordance with the weightings applied to the financial and non-financial performance factors, as determined for the applicable year, the incentive plan design results in an overall performance factor for the participants in the Executive Incentive Plan. The Compensation Committee may also consider the relative contributions made by each participant to the achievement of the Company’s financial and non-financial goals, as well as other factors such as the scope of and tenure in their roles at the Company, in determining the final amount of each award.

Adjustments
Financial measures may be adjusted in the discretion of the Compensation Committee to include or eliminate, as applicable, (i) the effects of differences between actual foreign currency exchange rates and currency exchange rates reflected in the budget of the Company approved by the Board in or around December of the year prior to the relevant performance year; and (ii) the effects of discrete items including, but not limited to, restructuring charges, debt financing costs, acquisition purchase accounting adjustments, acquisition-related transaction costs and integration expenses, adjustments to finalized pre-acquisition contingencies, litigation-related expenses and payments, gains and losses on the disposition of assets or discontinued operations, non-cash write downs, other unusual, non-recurring or extraordinary items, or otherwise in the discretion of the Compensation Committee.

Similarly, the non-financial performance goals may be adjusted, in the discretion of the Compensation Committee, as the Compensation Committee considers to be necessary or appropriate in accordance with or related to any adjustments made to the financial goals, or as the facts and circumstances may warrant.

The above summary has been prepared for informational purposes only and shall not be deemed to be, and is not considered by the Company to be, a plan document. The process and mechanics of the bonus program described above are subject to change at any time in the discretion of the Compensation Committee and/or the Board, as applicable.